Exhibit 10(a)

WRITTEN DESCRIPTION OF

ROLLINS, INC.

PERFORMANCE-BASED

INCENTIVE CASH COMPENSATION PLAN

FOR EXECUTIVE OFFICERS

The material terms of the Rollins, Inc. The Performance-Based Incentive Cash Compensation Plan for Executive Officers (the “2021 Cash Incentive Plan”), which is not evidenced by any written document, are summarized below.

The Compensation Committee approves the terms relating to incentive compensation to be paid to the Company’s executive officers pursuant to The Performance-Based Incentive Cash Compensation Plan for Executive Officers (the “2021 Cash Incentive Plan”), which replaces and supersedes the 2018 Cash Incentive Plan. Executive officers will be eligible to participate in the 2021 Cash Incentive Plan. Executive officers of the Company (of which there are currently five) will be entitled to receive bonuses up to 150% of their base salaries upon achievement of bonus performance goals, which shall be Rollins, Inc.’s achievement of pre-established performance goals in one or more of the following three targeted financial measures: revenue to plan, pretax profit plan achievement, and key operating initiatives. The bonus performance goals are pre-established each year by the Compensation Committee for all executive officers. These performance goals will be measured annually by obtaining specific levels of the following: revenue to plan, pre-tax profit plan achievement, and key operating initiatives. No bonuses will be payable under the 2021 Cash Incentive Plan if the goals are not approved by the Compensation Committee within 90 days after the commencement of the performance period to which such goals relate. The Company believes that the incentive-related provisions provide performance incentives that are and will be beneficial to the Company and its stockholders. This plan is intended to be in place until April 28, 2026.